Exhibit 99.1

Media Inquiries:

Ron Sinclair	David Coburn
American Tire Distributors	Luquire George Andrews, Inc.
(704) 992-2000	(704) 552-6565
rsinclair@atd-us.com	coburn@lgapr.com

AMERICAN TIRE DISTRIBUTORS, INC. REACHES AGREEMENT

TO PURCHASE TERRY’S TIRE TOWN

CHARLOTTE, N.C. (February 19, 2014) – American Tire Distributors, Inc. (“ATD”) announced today that it has executed an agreement to acquire all of the outstanding capital stock of Terry’s Tire Town Holdings, Inc. (“Terry’s”) headquartered in Alliance, Ohio. The acquisition is expected to close in late March or early April.

Founded in 1972 with a single retail store in Alliance, Ohio, Terry’s later moved into the wholesale distribution segment of the business in 1984. Over the years, and facilitated by a 2010 recapitalization led by an investor group organized by Talisman Capital Partners, Terry’s expanded into the mid-Atlantic, Metro New York, New Jersey and New England via Greenfield openings and the acquisitions of Summit Tire and Englewood Tire Wholesale in 2011. Terry’s exited the retail business completely by selling all seven of its retail stores in October 2011. Terry’s Tire Town currently operates 10 distribution centers as well as a commercial tire operation.

“The opportunity for ATD and Terry’s Tire Town to join forces is very positive for the future of both companies and for our customers,” said William “Bill” Berry, President and Chief Executive Officer of American Tire Distributors. “After the transaction closes, we will be able to offer all the services and programs customers enjoy today, plus much more,” Mr. Berry added.

Although ATD is a leading replacement tire and wheel distributor, they have only recently opened in the New Jersey, Long Island and New England markets via Greenfield openings over the past two years. By combining with Terry’s Tire Town, ATD will enhance its ability to service tire and automotive service retailers in these U.S. markets.

About American Tire Distributors

American Tire Distributors is one of the largest independent suppliers of tires to the North American replacement tire market. It operates 152 distribution centers, including 28 distribution centers in Canada, serving approximately 72,000 customers across the U.S. and Canada. The company offers an unsurpassed breadth and depth of inventory, frequent delivery and value-added services to tire and automotive service customers. American Tire Distributors employs approximately 3,800 employees across its distribution center network, including approximately 400 employees in Canada.

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